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                                                                 Exhibit 2.2

Translation from Norwegian

                     AGREEMENT REGARDING EXCHANGE OF SHARES

The following agreement has been entered into between Geoteck International, Inc., a company registered in Nevada, USA, which is in the process of changing its name to Marine Shuttle Operation Inc., hereinafter referred to as "MSO Inc.", as the first party, and the shareholders mentioned below in the Norwegian registered company Offshore Shuttle AS, hereinafter referred to as "OS AS":

         Spax Holding AS,
         Aasens Trykkerier AS,
         Arne Martinsen,
         Birger Holten,
         Jochen Schene, German national,
         Frank Samuels, German national,
         Jurgen Terniden, German national,
         Thyssen Stahlunion GmbH, German company,
         Thor Stang,
         Norsk SMB Invest 1 AS,
         Norsk SMB Invest 2 AS,
         Norsk SMB Invest 3 AS,
         Norsk SMB Invest 4 AS,
         Einar Nistad,
         Inger Egeberg Sogstad,
         Erik Staumo,
         Knut Rygh and
         GTA

as the second party, which in total represents 52.97 % of the share capital in OS AS, hereinafter referred to as "the OS AS shareholders":

1.  Background of the agreement

The Norwegian registered company Marine Shuttle Operation AS, hereinafter referred to as "MSO", is in the process of entering into a licensing agreement with OS AS to acquire the exclusive rights to build and operate an offshore shuttle, based upon the rights and the concept which have been drawn up by OS AS, as well as the option to build and operate a further four - 4 - offshore shuttles. It is a condition of the current agreement that the above-mentioned licensing agreement is entered into.

In the same way as the parties in this agreement, the MSO shareholders, Franz Eder and Sverre Hansen, have entered into an agreement regarding the exchange of their shares in MSO for shares in MSO Inc. The original intention of the parties was that the OS AS shareholders would also have been incorporated in the same agreement which has been entered into between MSO Inc. and the MSO shareholders. However, as that agreement is extremely comprehensive (31 pages long), complicated and contains a number of details which are not found to be necessary to include in such an agreement as this current agreement which falls under Norwegian law, the parties agreed to enter into this current briefer agreement.

The OS AS shareholders own a total of 2,551,398 shares of the total 4,822,000 shares in OS AS.

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2.  Terms of the exchange

The parties have hereby agreed that 1.5 shares in MSO Inc. shall be exchanged for one share in OS AS. This means that for their total of 2,551,398 shares in OS AS, the OS AS shareholders shall receive 3,827,097 shares in MSO Inc.

In connection with expanding capital with new share capital, MSO Inc. shall apply for listing on Nasdaq's main list and for listing on the Frankfurt stock exchange. The company is currently listed on the Nasdaq Bulletin Board.

After the transactions regarding the exchange of shares between MSO Inc., the MSO shareholders and the OS AS shareholders have been finalised, MSO Inc. will have 100% ownership of MSO and will own 53.03% of the shares in OS AS.

3.  MSO Inc.'s obligations

MSO Inc. shall finance MSO in the amount of US $ 100,000,000, excluding the costs, commissions and other fees related to the financing through the issue of 20,000,000 new shares in MSO Inc. MSO Inc. has entered into an agreement with the German brokerage firm Berliner Freiverkehr (Aktien) AG which will be responsible for carrying out the issue.

MSO Inc. may need up to 180 days to obtain the above-mentioned financing. During this interval MSO Inc. shall ensure the temporary financing of MSO to the amount of US $1,500,000 to cover MSO's daily operating expenses.

MSO Inc. shall also issue 3,827,097 shares in MSO Inc. to the OS AS shareholders which shall be distributed among the OS AS shareholders as indicated in Appendix 1 of the current agreement.

4.  OS AS shareholder's obligations

All the shareholders declare that they shall assign their shares in OS AS to MSO Inc., free of encumbrances. The number of shares each shareholder owns is shown in Appendix 2 of the current agreement. The OS AS shareholders shall not sell, mortgage or in any other way dispose of their shares.

5.  Due Diligence

In addition to exchanging official documents, such as the audited accounts for 1997, confirmation that MSO Inc. and OS AS are properly registered with the indicated share capital, the necessary judicial company documentation showing that MSO Inc. has the legal competence to enter into the current agreement, as well as to complete the transactions which the current agreement covers, it is up to the parties' advisors to demand further documentation on MSO Inc. and OS AS respectively.

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6.  Right to appoint members of the board and employees in MSO Inc.

The board of MSO Inc. shall consist of the following persons:

         Franz Eder.
         A person appointed by MSO Inc.
         A person appointed by the MSO and OS AS shareholders.

The MSO Inc. board shall employ the necessary personnel in the company in the normal way.

7.  Transfer/assignment of shares

The parties shall transfer the shares to each other at the same time. If this cannot be executed in practice, the shares shall be deposited with a third party, preferably a Norwegian lawyer or an authorised stockbroker. The OS AS shareholders shall transfer/deposit their shares in assigned condition to MSO Inc. MSO Inc. shall transfer/deposit the shares in the company to each of the OS AS shareholders pursuant to Appendix 1.

The shares in MSO Inc. which OS AS receives cannot be traded before the issue has been finalised (finalisation expected in June 1998)

8.  Voting rights for shares in OS AS until the transaction has been finalised

The OS AS shareholders give MSO Inc., or the person the company appoints, the right to vote for the OS AS shares at shareholders' meetings as of the moment the current agreement is signed.

9.  Costs

The OS AS shareholders shall not incur any costs from the exchange of the shares.

10. Confidentiality

The parties shall keep the current agreement and transaction fully confidential, however, the parties can jointly agree on something else.

11. Resolving disputes/legal venue

This agreement shall fall under Norwegian law with Oslo serving as the legal venue.

Should there be any dispute concerning the interpretation of the current agreement, the parties shall strive to solve this through negotiations. In this connection the parties shall agree to hold a meeting no later than 10 days after it is clear that such a dispute has arisen.

If it proves to be impossible to solve the dispute through negotiations, the dispute shall be decided by arbitration in Oslo in accordance with the rules in Chapter 32 of the Norwegian Civil Procedure Code. The Arbitration Court shall consist of three - 3 - members, whereof each of the parties shall appoint their own member, and these shall jointly appoint the third member. If it proves to be impossible to appoint a

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third member, he or she shall be appointed by the chairman of Den Norske
Advokatforening [the Norwegian Bar Association]. The parties may agree to appoint 1 arbitrator only who, if agreement cannot be reached, shall be appointed by the chairman of Den Norske Advokatforening [the Norwegian bar Association].

There are nineteen - 19 - copies of the current agreement, one for Geoteck International, Inc., and one for each of the OS AS shareholders, a total of eighteen - 18.

Tom Tidemann signs the agreement on behalf of all the Offshore Shuttle AS shareholders in accordance with the written authorisation from each of the shareholders.

Date:

Geoteck International Inc.                  ....................................

Spax Holding AS                             ....................................

Aasens Trykkerier AS                        ....................................
Arne Martinsen                              ....................................
Birger Holten                               ....................................

Jochen Schene                               ....................................

Frank Samuels                               ....................................

Jurgen Terniden                             ....................................

Thyssen Stahlunion GmbH                     ....................................

Thor Stang                                  ....................................

Norsk SMB Invest 1 AS                       ....................................
Norsk SMB Invest 2 AS                       ....................................
Norsk SMB Invest 3 AS                       ....................................
Norsk SMB Invest 4 AS                       ....................................
Einar Nistad                                ....................................
Inger Egeberg Sogstad                       ....................................

Erik Staumo                                 ....................................
Knut Rygh                                   ....................................
GTA                                         ....................................


True translation certified

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